UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 5, 2007
Western Digital Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-08703	33-0956711

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20511 Lake Forest Drive, Lake Forest, California		92630

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(949) 672-7000
Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
Item 8.01. Other Events.
SIGNATURES

Item 7.01 Regulation FD Disclosure.
At meetings with investors and analysts at an investment conference on Wednesday, December 5, 2007, Western Digital Corporation (the “Company” or “WD”) executives will provide updates regarding current conditions in the hard drive industry and the Company’s outlook for the second quarter of fiscal 2008. Specifically, the Company expects to communicate the following:
•	Demand has remained strong and pricing has remained rational in the December quarter to date in all hard drive market categories and in all geographies.

•	Hard drive industry assembly capacity remains constrained, with some products on allocation. Industry inventories are at significantly lower levels than at the same time last year.

•	As a result of these conditions — and the Company’s continued crisp execution and its flexible business model — WD now expects the following results in the December quarter:
•	Revenues in the range of $2.025 billon to $2.075 billion with earnings per share in the range of $1.02 to $1.06. The revenue estimate includes approximately $100 million of external media and substrate sales.

•	Gross margin at or above the high-end of its long-term model range of 15 to 20 percent.
•	Should these strong industry dynamics prevail for the balance of the December quarter, this condition potentially lays the groundwork for a better than traditional industry performance in the March quarter.

•	The integration of WD’s new media operation continues to progress smoothly and on plan.

•	In addition, the Company will indicate that it is proceeding with its previously announced plan to retire all of its subordinated convertible debt today. This will be accomplished primarily through internally-generated cash from operations.
Item 8.01. Other Events.
On December 5, 2007, the Company will purchase all $250,000,000 in face value of the outstanding 2.125% Convertible Subordinated Notes due 2014 (the “Notes”), which Notes were governed by the indenture dated as of March 28, 2007 between the Company’s wholly-owned subsidiary, WD Media, Inc. (formerly Komag, Incorporated) (“WD Media”) and U.S. Bank National Association, as Trustee (the “Indenture”). The Company assumed the obligations under the Indenture and the Notes in connection with its acquisition of WD Media on September 5, 2007 (the “Acquisition”).
The Acquisition constituted a “Fundamental Change” under the Indenture that allowed the holders of the Notes to obligate the Company, for a limited period of time, to purchase the Notes for an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest through the purchase date. In accordance with the terms of the Indenture, the Company previously sent a notice to the holders of the Notes giving them the right to require the Company to purchase the Notes on the terms set forth above on December 5, 2007 (the “Fundamental Change Purchase Date”).
Holders of Notes in the aggregate principal amount of $250,000,000, constituting all of the Notes under the Indenture, tendered their Notes to the Company, and on December 5, 2007, the Company will pay approximately $251,200,000 to purchase the Notes, which aggregate amount includes all accrued and unpaid interest on the Notes through the Fundamental Change Purchase Date.
This Form 8-K contains forward-looking statements, including statements concerning demand, hard drive industry assembly capacity and inventories, expectations for December quarter revenue, earnings per share and gross margin, industry performance expectations for the March quarter, progression of the Company’s integration of its media operations, and retirement of the Company’s subordinated convertible debt. These forward-looking statements are based on the Company’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including relating to: supply and demand conditions in the hard drive industry; actions by competitors; unexpected advances in competing technologies such as flash memory; uncertainties related to the development and introduction of products based on new technologies and successful expansion into new hard drive markets; business conditions and growth in the desktop, mobile PC, enterprise, consumer electronics and external hard drive markets; pricing trends and fluctuations in average selling prices; the risk that the Company’s business will suffer during the integration of its recently acquired media operations; failure to quickly and effectively integrate the Company’s media and head technology; changes in the availability and cost of commodity materials and specialized product components that the Company does not make internally; and other risks and uncertainties listed in the Company’s recent Form 10-Q filed with the SEC on November 6, 2007, to which your attention is directed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Western Digital Corporation
December 5, 2007	By:	Raymond M. Bukaty
		Name:	Raymond M. Bukaty
		Title:	Senior Vice President, Administration, General Counsel and Secretary